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                                                                    Exhibit 12.1

Northern Border Partners, L.P.
Ratio of earnings to fixed charges

                                                                               Year ended December 31,
                                                           ------------------------------------------------------------
                                                            1999          2000         2001         2002         2003
                                                           ------------------------------------------------------------
Fixed charges:

Interest expensed and capitalized                           67,807        81,881       91,653       83,227       79,159

Estimate of interest within rental expense                     402           864        1,091        1,112        1,210
                                                           ------------------------------------------------------------

Total fixed charges                                         68,209        82,745       92,744       84,339       80,369
                                                           ------------------------------------------------------------

Earnings:

Pretax income from continuing operations                    81,356        77,098       88,793      114,212      (86,642)

Minority interest in net income                             35,568        38,119       42,138       42,816       44,460

Equity (earnings) losses from equity investees                   0           647       (1,697)     (14,570)     (18,815)

Distributed income of equity investees                           0           933        7,083       10,820       16,262

Interest capitalized                                             0           (58)        (834)        (304)        (117)

Fixed charges                                               68,209        82,745       92,744       84,339       80,369
                                                           ------------------------------------------------------------

Total earnings                                             185,133       199,484      228,227      237,313       35,517
                                                           ------------------------------------------------------------

Ratio of earnings to fixed charges                            2.71          2.41         2.46         2.81         0.44
                                                           ============================================================